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                                                                    EXHIBIT 5.1
July 24, 1998



DAOU Systems, Inc.
5120 Shoreham Place
San Diego, California  92122

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 24, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,632,075 shares (the "Shares") of the Company's Common Stock, $.001 par value per share, reserved for issuance pursuant to the Company's 1996 Stock Option Plan (the "Plan").

As your legal counsel, in connection with this transaction, we have examined the Company's Certificate of Incorporation and Bylaws, the written Plan, records of corporate proceedings with respect to the Plan and such documents as we have deemed necessary in connection with the issuance of the Shares.

Based upon the foregoing examinations and upon applicable laws, we are of the opinion that, upon the receipt by the Company of full payment for the Shares in accordance with the terms and conditions of the Plan, the Shares, when offered and sold in the manner provided for in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and amendments thereto.

Very truly yours,

BAKER & MCKENZIE

/s/Baker & McKenzie